Stan J.H. Lee, CPA
2160 North Central Rd. Suite 203t Fort Lee t NJ 07024
794 Broadway t Chula Vista t CA t 91910
619-623-7799 Fax 619-564-3408 E-mail) stan2u@gmail.com

To Whom It May Concern:

The firm of Stan J.H. Lee, Certified Public Accountant, consents to the inclusion of our report of May 4th, 2007 on the reviewed financial statements of BoysToys.com, Inc. as of March 31, 2007 , in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Stan J.H. Lee, CPA
__________________________
Stan J.H. Lee, CPA

Chula Vista, CA 91910
May 4, 2007

Registered with the Public Company Accounting Oversight Board